Exhibit 99.3

Company Contact: Cleantech Solutions International, Inc. Ms. Wanfen Xu, Chief Financial Officer E-mail: xu_wf@cleantechsolutionsinternational.com Web: www.cleantechsolutionsinternational.com	Investor Relations Contact: CCG Investor Relations Mr. Crocker Coulson, President Phone: +1-646-213-1915 (New York) E-mail: crocker.coulson@ccgir.com Web: www.ccgirasia.com

Cleantech Solutions Management Purchase 157,966 Company Shares

WUXI, Jiangsu, China, December 3, 2012 - Cleantech Solutions International, Inc. (“Cleantech Solutions” or “the Company”) (NASDAQ: CLNT), a manufacturer of metal components and assemblies, primarily used in the wind power, solar and other clean technology industries, today announced that the Company’s Chairman and CEO Mr. Jianhua Wu and his wife Ms. Lihua Tang have agreed to purchase 157,966 shares of the Company’s common stock for a total of $612,903 (RMB3,800,000) at $3.88 a share.

The investment will be primarily used for working capital at Wuxi Huayang Dyeing Machinery Co., Ltd., a subsidiary of Cleantech Solutions.

“With the recent flow of orders for our airflow-dyeing machines, we are optimistic about the ongoing replacement cycle in the textile industry and believe the current sale momentum will continue for the next few quarters, when we expect to see an increasing number of follow-on and larger orders as well as new orders from additional customers,” said Mr. Jianhua Wu, Chairman and CEO of Cleantech Solutions. “The additional capital will help ensure we are well positioned to meet the needs of the anticipated ramp-up in sales and to acquire additional equipment required for our operations.”

About Cleantech Solutions International

Cleantech Solutions is a manufacturer of metal components and assemblies, primarily used in clean technology industries. The Company supplies forging products, fabricated products and machining services to a range of clean technology customers, primarily in the wind power sector and supplies dyeing and finishing equipment to the textile industry. Cleantech Solutions is committed to achieving long-term growth through ongoing technological improvement, capacity expansion, and the development of a strong customer base. The Company’s website is www.cleantechsolutionsinternational.com. Any information on the Company’s website or any other website is not a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website, including factors described in “Risk Factors” in our Form 10-K for the year ended December 31, 2011 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2011 and our Form 10-Q for the quarter ended June 30, 2012. Any information on the Company’s website or any other website is not a part of this press release. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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